Exhibit 99.1

		(in thousands except per share data)
		Current Estimated Pre-Filing Distribution
		Low End	High End
Net Asset Value as of March 31, 2012	(1)	$193,584	$193,584
Cash Holdback	(2)	(58,000)	(48,000)
Non-cash Assets as of Distribution Date	(3)	(18,500)	(18,400)

Total Estimated Net Assets Available for Distribution	(4)	$117,084	$127,184
Estimated Pre-Filing Distribution Per Share		$5.75	$6.25

(1)	As reflected in the Company’s Form 10-Q filed with the SEC on May 10, 2012.
(2)	Represents high and low end of estimated cash Holdback for any contingency during the wind-down period. The Holdback will be used to satisfy all of the Company’s contingent liabilities, including without limitation (a) any liabilities arising out of the DOJ’s ICD Investigation, the exact amount of which is currently unknown, (b) other currently unknown or unanticipated liabilities due to the government for unknown reimbursement claims, such as recovery audits (“RAC” audits), cost report settlements, and any other unknown contingent liability that may arise during the normal course of operations during the wind-down period, including legal claims and governmental investigations, as previously disclosed, and (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing. This amount is gross of tax but net of the minority interests held by our physician partners in certain of our hospitals. The recognition of any tax benefit related to the payment of the Holdback is uncertain and is not currently estimatable. The Holdback will not be used to satisfy the recorded wind-down liabilities as reflected in the Statement of Net Assets as of March 31, 2012 on Form 10-Q filed with the SEC on May 10, 2012. The recorded wind-down liabilities are reflected in the net asset value of as of March 31, 2012 (see note (1) above).
(3)	Total estimated asset value as of March 31, 2012 reflected in the Form 10-Q filed with the SEC on May 10, 2012 that is not expected to convert into cash by the Pre-Filing Distribution date, the actual amount of which may differ materially from the estimates. This estimated amount of asset value is comprised of net tax assets, our investment in a medical office building, governmental accounts receivables and other miscellaneous assets. This estimated asset value does not include approximately $8.0 million in tax attributes as further described in (4) below.
(4)	Total amount available for the Pre-Filing Distribution after deduction for the Holdback and non-cash assets. The total assets available for stockholder distribution does not take into consideration $8.0 million, or $0.39 per common share, in tax attributes that are not recognizable under GAAP. These attributes may be recognizable once we liquidate certain of our partnerships. If, however, there should be an “ownership change” under and as defined in Section 382 of the Internal Revenue Code of 1986, as amended, the expected refund of income taxes including the $8.0 million of the attributes noted above, as well as other potential income tax refunds, could be substantially reduced. On June 13, 2011, the Company entered into a Section 382 stockholders rights plan (the “Section 382 Rights Plan”) seeking to preserve for the Company’s stockholders the value or availability of certain of the Company’s tax attributes.

Cautionary Language Regarding Forward-Looking Statements

The estimated range of the Pre-Filing Distribution is a forward-looking statement that was derived taking into consideration the Company’s current estimate of the range of the cash Holdback. The actual amount of the Pre-Filing Distribution could be less than the estimated range. The Company’s management and Board of Directors will continue to evaluate the adequacy of the Holdback and may adjust the amount of the Holdback as they determine to be appropriate prior to making the Pre-Filing Distribution. The actual amount of the Pre-Filing Distribution is subject to approval by the Board of Directors and to numerous risk factors described in the Proxy Statement and in the Company’s Annual Report on Form 10-K, as amended, filed with the SEC on December 14, 2011.